April 6, 2005

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Ladies and Gentlemen:

We were previously the principal accountants for Delta Oil & Gas, Inc. (the “Company”) and, under the date of March 31, 2004, we did report on the balance sheets as of December 31, 2003 and 2002, and the statements of operations, cash flows, and changes in stockholders’ deficiency for the years ended December 31, 2003 and 2002, and for the cumulative period from inception, January 9, 2001, to December 31, 2003, and we reviewed the Company’s financial statements through the interim period ended April 4, 2005. On April 4, 2005, we resigned as their principal accountants.

We have read the statements made by Delta Oil & Gas, Inc. included under Item 4.01 of its Form 8-K Current Report, dated April 4, 2005, and we agree with such statements, except for the fax that our reports of independent auditors were modified for uncertainty as to going concern.

Yours truly,

“Morgan & Company”

Chartered Accountants